Exhibit 10.1

AMENDED LEASE RIVERSIDE CENTER

This is an amendment to a certain Lease (the “Lease”) entered into between CARILION MEDICAL CENTER, a Virginia nonprofit corporation (the “Landlord”) and LUNA INNOVATOINS INCORPORATED, a Virginia corporation (the “Tenant”) dated the 30th day of December, 2005.

WHEREAS, Landlord and Tenant desire to amend said Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and those terms and conditions set out in the Lease, the parties hereby agree to amend the numbered Articles in said lease with the following replacement Articles of the same number, amend and replace Exhibit A attached to the Lease with that attached hereto, and to add to the Lease the other numbered Articles set forth herein and Exhibit C and Exhibit D attached hereto.

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and upon the conditions hereinafter provided, that certain space located on the 4th floors of the office building to be constructed by Landlord of Building #1 – Riverside Center, Roanoke, Virginia, 24014, (hereinafter referred to as the “Building”), which space shall consist of the entire 4th floor of the Building with approximately 24,057 net rentable square feet (such space being hereinafter referred to as (the “Premises”). The Building, including the Premises, is being constructed in two phases: upon completion of Phase 1 of the Building the 4th floor will contain approximately 13,740 net rentable square feet and upon completion of Phase 2 of the Building the 4th floor will contain an additional 10,317 net rentable square feet. The parties agree that a floor plan showing the Premises is attached hereto as Exhibit A.

2. Term and Renewal. Initially this Lease shall be for 13,740 sq. ft. of the Premises with a rental rate of $24.00 per square foot and Tenant’s obligation to pay rent shall commence on the later of: (i) the 1st day of September 2006 or (ii) the day the Landlord delivers to Tenant a certificate of occupancy issued by the appropriate governmental authorities (provided Phase 1 of the Building and Tenant’s Improvements for such space are substantially complete) permitting Tenant to take possession of the first 13,740 net rentable square feet of the Premises as reflected on Exhibit A (the “Commencement Date”) Landlord shall provide at least thirty (30) days prior notice to Tenant of the anticipated Commencement Date for Phase 1 and Landlord shall give Tenant access to the Premises being part of Phase I during such thirty (30) day period.

The “term” of this Lease shall commence on the later of: (i) the 1st day of January, 2007, or (ii) the day the Landlord delivers to Tenant of a certificate of occupancy issued by the appropriate governmental authorities (provided Phase 2 of the Building and Tenant’s Improvements for such space are substantially complete) permitting Tenant to take possession of the remaining 10,317 net rentable square feet of the Premises as reflected on Exhibit A and shall terminate seven years thereafter, unless sooner terminated as provided herein. In the event the a certificate of occupancy for Phase 2 of the Building and Tenant’s Improvements for such space are not substantially complete by April 1, 2007, Tenant may terminate the Lease. Beginning on the first day of the term, Tenant shall pay an annual rent at the rate of $24.00 per square foot on the entire square footage in the Premises, subject to the increases described in Article 5 hereinbelow.

Landlord agrees that in the event Tenant notifies Landlord in writing at least twelve (12) months prior to the end of the initial seven year term that Tenant would like to renew this Lease for an additional five years, Landlord shall negotiate with Tenant in good faith for a five year extension of this Lease.

2A. Tenant’s Right to Terminate the Lease. In addition to the other provisions set forth herein, Tenant shall have the option to terminate this Lease after the 5th year of the Term if it provides Landlord with notice of the exercise of such option and at the same time pays to Landlord a termination fee of $275,362 (as reflected on Exhibit C attached hereto) plus interest from January 1, 2007 based on the increase by the percentage that the Consumer Price Index increases between the beginning of the first month of that Year and the end of the last month of the that Year. For every year thereafter an additional increase shall be calculated in a similar fashion. The Consumer Price Index refers to the Consumer Price Index entitled “All Urban Consumers – (1967=100) – All Items,” as promulgated by the Bureau of Labor Statistics of the United States Department of Labor. In the event that this price index or a successor or substitute index is not available, a similar governmental or other nonpartisan agency index shall be chosen by the Tenant to cover the increased cost of build out. To be effective said notice of termination must be accompanied with the payment of said termination fee and must be given during the month of July, 2011.

5. Rent. The first monthly installment of rent in accordance with the terms of Article 2 shall be made by Tenant within two business days following the Commencement Date, and the second and all subsequent monthly payments to be made on the first day of each and every calendar month until the end of the term, unless sooner terminated as provided herein, beginning with the second full calendar month after the Commencement Date. If the Commencement Date is a date other than the first day of a month, the rent from the Commencement Date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) or one-thirty first (1/31st), as applicable, of the base monthly rental for each day and that amount plus rent for the first full calendar month. Tenant shall pay rent to Landlord, or to such other party or at such other address as Landlord may designate from time to time by written notice to Tenant, without demand and without deduction, set-off or counterclaim, except as expressly set forth herein. If Landlord shall at any time or times accept said rent after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. As reflected in the table set forth below, rent for the third, fourth, fifth, sixth and seventh years of the term shall increase by two percent (2%) over the rent paid during the preceding lease year.

Rent Schedule

Pro-rated for 2006 – (13,740 sq. ft.)	$27,480.00 per month
Year One Jan. 1, 2007 – Dec. 31, 2007 – (24,057sq. ft.)	$48,114.00 per month
$577,368.00 annually
Year Two
Jan. 1, 2008 – Dec. 31, 2008	$48,114.00 per month
$577,368.00 annually

Year Three
Jan. 1, 2009 – Dec. 31, 2009	$49,076.28 per month
$588,915.36 annually
Year Four
Jan. 1, 2010 – Dec. 31, 2010	$50,057.81 per month
$600,693.72 annually
Year Five
Jan. 1, 2011 – Dec. 31, 2011	$51,058.97 per month
$612,707.64 annually
Year Six
Jan. 1, 2012 – Dec. 31, 2012	$52,080.14 per month
$624,961.78 annually
Year Seven
Jan. 1, 2013 – Dec. 31, 2013	$53,121.75 per month
$637,461.01 annually

**	The dates are to be adjusted if the term does not begin on January 1, 2007.

6. Building and Improvements. Landlord, at its sole cost and expense, shall cause the Building, of which the Premises are a part, to be constructed in accordance with the plans and specifications, including finishes, resubmitted to the Building Department of the City of Roanoke on December 28, 2005, which plans and specifications are incorporated herein by reference (the “Plans and Specifications”). Landlord warrants to Tenant that the Building shall be constructed in a good and workmanlike manner, substantially free of defects in workmanship and substantially in accordance with the Plans and Specifications; it being acknowledged by Tenant that Landlord may substitute materials of like-kind and quality without obtaining Tenant’s prior written consent. Landlord shall promptly repair and replace any defects or deficiencies noted by Tenant to Landlord which arises as a result of the construction of the Building and not as a result of Tenant’s use of the Premises.

Prior to the Commencement Date Landlord shall complete construction of all requested Tenant improvements in Phase 1 according to Tenant’s plans and specifications attached hereto as Exhibit D, and prior to the beginning of the term Landlord shall complete construction of all request Tenant Improvements in the Premises (all the requested Tenant improvements are referred to herein as the “Tenant’s Improvements” ). Landlord agrees that it shall pay for all of Tenant’s Improvements as shown on the plans and specifications attached hereto as Exhibit D, provided Tenant agrees to pay the Landlord, within five (5) business days following the Commencement Date, $79,247 for a portion of the Tenant’s Improvements.

Landlord agrees to contract directly with the party constructing the Building to complete Tenant’s Improvements, and Tenant shall be named as a third party beneficiary to such contract. Tenant shall be free to make, with Landlord’s consent, provided such consent shall not be unreasonably withheld or delayed, additional alterations, redecorations, or improvements in and to the Premises provided all of such alterations, redecorations, additions or improvements conform to all applicable Building Codes of the City of Roanoke. In the event Tenant requests alterations, redecorations or additional improvements not reflected on the plans and specification attached hereto as Exhibit D, Tenant agrees that it shall be responsible for the cost of the same if the alterations, redecoration or improvements cause the total amount to be incurred by Landlord for the construction of Tenant’s Improvements to increase. Tenant shall reimburse Landlord for any additional costs paid by Landlord arising from Tenant’s requested alterations, redecorations or improvements not shown on the plans and specification attached hereto as Exhibit D within thirty (30) days following Tenant’s receipt of written notice from Landlord that the additional costs have been paid. If any mechanic’s lien is filed against the Premises, or the real property of which the Premises are a part, for work claimed to have been done directly for, or materials claimed to have furnished directly to, Tenant, such mechanic’s lien shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by filing any bond permitted by law. If Tenant shall fail to discharge any such mechanic’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent payable with the monthly installment of rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive, or release, the default of Tenant in not discharging the same. It is understood and agreed that in the event Landlord shall give its written consent to Tenant’s making any alterations, decorations, or improvements, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Building or the real property upon which the Building is situated to any mechanic’s liens which may be filed in respect of any such alterations, decorations, additions, or improvements made by or on behalf of Tenant. All alterations, decorations, additions or improvements, in or to the Premises or the Building made by either party shall remain upon and be surrendered with the Premises as a part thereof at the end of the term hereof without disturbance, molestation or injury; provided, however, that if Tenant is not in default in the performance of any of its obligations under this Lease, Tenant shall have the right to remove, prior to the expiration or termination of the term of this Lease, all movable furniture, furnishings, or equipment installed in the Premises at the expense of Tenant (except carpeting which Tenant has installed, which shall become property of Landlord), and if such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof.

“Exhibit C” in subparagraph C in Article 36 is changed to “Exhibit B”.

Except as modified herein, all other terms and provisions of the Lease remain unchanged and are hereby ratified and affirmed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS the following signatures and seals as of the 20 day of July, 2006.

LANDLORD:	CARILION MEDICAL CENTER

	By:	/s/ Curtis E. Mills SVP
Curtis E. Mills, Jr.
Senior Vice President

TENANT:	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Scott A. Graeff
	Title:	CFO

FLOOR PLAN

GRAPHIC SCALES

HSMM

LUNA INNOVATIONS

CARILION Health System

LUNA INNOVATIONS/
RIVERSIDE CENTER

LUNA INNOVATIONS
CARILION HEALTH SYSTEM

FLOOR PLAN

A101

EXHIBIT C

LUNA Inovations Tenant Upfit
Riverside Corporate Centre
Office Building #1

Scope of Work Changes	COSTS TO BE PAID BY LUNA AT OCCUPANY
1. Rough Carpentry	$6,114.06
2. Board Room Trim	$5,304.00
3. Finish Carpentry	$4,613.72
4. Reception Area	$18,494.32
5. Caulking	SEE ADDITIONAL
6. Security Hardware	$19,884.80
7. Metal Studs & Drywall	$15,722.72
8. Acoustical Wall Panels	$820.56
9. Delete Toilet Accessories	($689.52)
10. Decorative Lighting	$20,800.00
11. Alt. Light Fix Type F	($990.00)
12. Alt. Light Fix Type X	($1,103.00)
13. Motorized Sun Shades	$9,615.00
14. Allowance for S.C.I.F. Room	$20,057.00

Sub Total	$118,643.66

Skanska Fee	$4,449.14	3.75%

Total Construction Scope Changes	$123,092.80
HSMM Design Fee	$6,154.64	5.00%

Project Total Scope Changes	$129,247.44

Deduct-Luna Takes All of 4th Fl 1/1/07	-$50,000.00

Net Due Carilion @ 9/1/07	$79,247.44

ADDITIONAL COSTS ABOVE THE UPFIT ALLOWANCE	COSTS TO LUNA IF ONLY A FIVE YR LEASE
1. Fire Extinguishers & Cabt.	$4,350.32
2. Electrical	$15,811.12
3. Caulking	$3,120.00

Sub Total	$23,281.44

Skanska Fee	$873.05	3.75%

Total Construction Scope Changes	$24,154.49
HSMM Design Fee	$1,207.72	5.00%

Total Addl. Upfit Costs	$25,362.22

Previous Overage of Upfit Costs	$250,000.00

Total Due-Lease Terminated at Five Yrs.	$275,362.22

Exhibit D

[Attached Plans and Specifications for Tenant’s Improvements]